Exhibit 10.3

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the “Amendment”) is made by and between Ceridian HCM, Inc. (“Ceridian HCM”) and Stephen Holdridge (“Executive”).

WHEREAS, Ceridian HCM and Executive are parties to an existing agreement dated December 8, 2019 (the “Employment Agreement”); and

WHEREAS, Ceridian HCM and Executive desire to amend the Employment Agreement as reflected herein.

NOW, THEREFORE, the parties agree that effective February 23, 2022, the following amendment will be made a part of the Employment Agreement:

1.
Sections 2.01 and 2.02 of the Employment Agreement shall be amended by deleting “Global Head of Services” and replacing it with “Executive Vice President, Chief Customer Officer” and replacing Appendix A with the appendix attached hereto.

2.
Base Salary in Section 3.01 of the Employment Agreement is increased to Six Hundred and Fifty Thousand dollars ($650,000) USD.

This Amendment will be attached to and be a part of the Employment Agreement between Ceridian HCM and Executive.

Except as set forth herein, the Employment Agreement will remain in full force and effect without modification.

CERIDIAN HCM, INC.

Date: February 28, 2022	By:	/s/ Leagh Turner

Leagh Turner
	Its:	Co-Chief Executive Officer

EXECUTIVE:

Date: February 28, 2022	/s/ Stephen Holdridge
Stephen Holdridge

APPENDIX A

Chief Customer Officer: Job Description

Redefine GCO as a ‘revenue machine’ responsible for generating or supporting the generation of all non-ACV revenue across the global organization. Accelerate the commercial orientation of the business overall. Further advance the full commercial customer lifecycle, working closely with the Chief Revenue Officer on the bookings/sales side, as well as the Chief Operating Officer, to ensure the full customer lifecycle is designed and operating fit for purpose to drive (a) optimal revenue, (b) optimal efficiency, and (c) high customer satisfaction.